The Target Portfolio Trust
For the year ended 10/31/07
File number 811-7064

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust - Large Cap Value
Portfolio

1.   Name of Issuer:  Schering-Plough Corporation


2.   Date of Purchase:  August 9, 2007


3.   Number of Securities Purchased:  500,000


4.   Dollar Amount of Purchase:  $1, 375,000,000


5.   Price Per Unit:  $27.50


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:  Goldman Sachs & Co.


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Banc of America Securities LLC
Bear, Stearns & Co., Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co., Inc.
BNP Paribas Securities Corp.
J.P. Morgan Securities, Inc.
Credit Suisse Securities (USA) LLC
Daiwa Securities America Inc.
Santander Investment Securities Inc.
Utendahl Capital Partners, L.P.
The Williams Capital Group, L.P.